Exhibit 10.1



500 North Rainbow Boulevard
Suite 300                                Media and Entertainment.com, Inc
Las Vegas, Nevada 89107



                           LETTER  AGREEMENT

          This Letter Agreement is entered into as of October 1, 2001 (the "Effective Date") by and between Media and Entertainment.com, Inc., a Nevada Corporation (the "Company"), and ______ (the "Executive").

     The Executive is a [co-founder] and a Key Executive of the Company and currently serves as [office(s)] of the Company and has continuously done so since the founding of the Company.

     The parties now desire to define herein the basic, minimal terms and conditions of the relationship and the commitments between them and further agree to subsequently enter into a formal, more fully detailed Employment, Consulting and/or Personal Services Agreement at a later date, in accordance with this Letter Agreement; and

           THEREFORE, in consideration of the promises and mutual covenants outlined herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

     1. Duties and Scope: The Executive shall continue to provide personal services to the Company in such capacities and in such manner as follows, whether such services shall be provided as an Independent Contractor ("Consultant") and/or Employee, as mutually agreed upon from time to time by and between the Executive and the Board:

     (a) Positions and Duties. Executive shall continue to serve as [office(s)] of the Company. Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, and as shall reasonably be assigned to him by the Company's Board of Directors (the "Board"). The period of Executive's rendering such service under this Agreement is referred to herein as the "Term."

     (b) Board Membership. Executive shall also continue to serve as a member of the Board of Directors.

     (c) Obligations. During theTerm, Executive shall perform his duties faithfully and to the best of his ability and shall devote his business efforts and time to the Company, as he solely may deem necessary, to fulfill the objectives of the Company.

     (d) The Executive's performance of personal, civil, or charitable activities or the Executive's service on any boards or committees, or working on a part or full-time basis in other business capacities not directly in competition with the Company as of the date of this Agreement or at any future time during the term of this Agreement shall not be deemed to interfere with the performance of the Executive's services and responsibilities to the Company pursuant to this Agreement.

     2. Term. The Term of this Agreement shall be for An initial period of five (5) years commencing on October 1, 2001 and ending on September 30, 2006. The term of this Agreement shall automatically be renewed for successive additional one year terms on each anniversary of the commencement of Executive's service under this Agreement, beginning with the October 1, 2002 anniversary date, each of which terms shall be added at the end of the then existing term (taking into account any prior extensions or failures to extend), unless either party notifies the other at least 30 days prior to an anniversary date of this Agreement that he or it does not desire the additional one year term to be added to the term of the Agreement. For example, unless either party notifies the other to the contrary on or before September 30, 2002, the term of this Agreement shall be extended from October 1, 2006 to September 30, 2007. For further example, and assuming the term of this Agreement has been extended to September 30, 2007, if one party notifies the other that it does not desire to extend the term of this Agreement for an additional year and such notice is given on or before September 30, 2003, the term of this Agreement shall not be extended from October 1, 2007 to September 30, 2008.

     3. Place of Performance. The Executive currently resides in Las Vegas, Nevada, it is in the best interests of the Company that he continue to do so and the Executive shall not be required to relocate to any other location whatsoever at any time during the Term of this agreement, including any renewals and/or extensions hereto. During the Term, the Company shall maintain executive offices and staff for the Executive, as the Executive may deem necessary, in both Las Vegas, Nevada and Los Angeles, California. During the Term, the Company shall reimburse, or provide, the Executive reasonable housing and living expenses in Los Angeles, California as mutually agreed to by the Company and Executive.

     4. Compensation.

     (a) Base Compensation. During the Term, the Company shall pay Executive as minimum compensation for his services a base salary or fee at the annualized rate of [$192,000.00/$153,600.00] (the "Base")
payable in monthly installments of [$16,000.00/$12,800.00] commencing October 1, 2001.

     (b) Annual increases and adjustments: The Base shall be increased annually in such amounts as determined by the Board. However, it is agreed that the Annual increase in the Base shall not be less than Six (6%) percent.

     (c) Bonus. In addition to the Base, Executive shall be entitled to earn an annual performance bonus (the "Bonus"). Such Bonus shall be based on the achievement of target milestones to be determined by the Board after consultation with Executive and shall be paid on a quarterly basis. The Executive and the Board shall mutually agree on an Annual Bonus Formula and the Bonus Formula shall be reviewed annually by the Board and the Executive.


                    Media & Entertainment.com, Inc.
                      Letter Employment Agreement
                              Page 1 of 5



     (d) Equity Based Compensation: The Executive shall be granted incentive options for shares in the company based on the discretion of the Board at such times and in such quantities as the Board deems appropriate.

     (e) Form of Payment: Executive shall have the option to receive accrued fees, salary, expenses, bonuses, incentive compensation, and other compensation, if any, as the Board shall award Executive from time to time in cash, Company stock, stock options, other stock based compensation, other form of remuneration, or any combination of the foregoing as the Executive may elect. However, the Company hereby agrees to pay excise taxes, if any, plus full gross-up to cover tax liability of Executive as a result any such transaction.

     (f) Prior Service: As co-founder of the company, the Executive has been continually providing services to and on behalf of the company since it's founding to date, all without full compensation or reimbursement for his time, efforts and incurred expenses. Since the company has not been, and is not now, in the position to pay the executive in cash for those past services rendered by him, it is agreed that the company shall issue stock to the Executive as payment of those services in accordance with the following:

          (i) the value of the stock shall be determined by averaging the selling price of the stock for the full calendar year in which the services were rendered by the Executive, specifically the years of 2000 and 2001. For purposes of this paragraph, it is agreed that the per share value of stock shall be as follows:

               For the calendar year 2000    $ 0.10 per share
               For the calendar year 2001    $ 0.30 per share

          (ii) It is agreed that a fair and reasonable amount due the Executive for past services rendered shall be as follows:

                  For the calendar year 2000        $ [48,000.00]
                  For the period of January 2001
                  Thru September 2001               $ [60,000.00]

          (iii)  As of September 30, 2001 the Executive received
[250,000] shares of Stock.

          (iv) During October 2001, the Executive will have received an additional [250,000] of Stock.

[It is agreed that the Executive `earned' 480,000 shares of stock for the year ending 2000 and 200,000 shares for the balance due him for the period ending September 30, 2001, for a total of 680,000 shares for all prior services rendered through September 30, 2001. Therefore, the Company shall issue an additional 180,000 shares to the Executive and/or his designee. Since the Stock is restricted, the Company hereby agrees to pay excise taxes, if any, plus full gross-up to cover tax liability of Executive as a result of this and any prior transactions.]

     (d) Stock Options: As a Key Executive of the company, the company further grants the Executive an option to purchase up to Five (5%) Percent of the Total Authorized shares of the Company's Stock. The exercise price per share shall be equal to the average fair market value per share for the twelve (12) months preceding the date the option is granted or on the effective date of this agreement, whichever is earlier. The option will be subject to the terms and conditions applicable to options granted under the Company's 2001 Stock Plan and any applicable stock option agreement. The option will be immediately exercisable, in full at one time or in part from time to time as the Executive may elect. The Executive and/or his designee will vest in 100% of the option shares as and when issued.

          5. Benefits. During the Term, the Company shall provide the Executive with a full benefits package, whether the Executive is retained as a Consultant or an Employee. Benefits shall include, but shall not be limited to, without limitation, medical, dental, vision, disability, life insurance, legal and flexible-spending account plans, all at no cost or expense to the Executive. The Company further agrees to pay or reimburse the executive, with tax gross-up, for the cost of a [$2/$1] million Life Insurance policy to benefit a beneficiary of the Executive's choice in the event of his death, and for the cost of a Long-Term Disability plan to provide the executive with a minimum of $96,000 per year.

     6. Expenses. Company shall pay Executive the sum of $2,500.00 per month to be used by Executive for such personal, business, financial, club, automobile and/or other expenses as he, in his sole discretion, shall determine. Such amount shall be in addition to any other reimbursement to which the Executive is or may be entitled to hereunder. The Company shall also reimburse Executive for travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder,

     7.   Indemnification and Insurance.

     (a) The Company shall indemnify the Executive with respect to matters relating to the Executive's services as an officer and/or director of the Company or any of its Affiliates (as hereinafter defined). The Company shall also cover the Executive under a policy of officers' and directors' liability insurance providing coverage that is comparable to that provided now or hereafter to any other executive officer or director of the Company. The provisions of this Section shall survive the termination of the Executive's relationship for any reason and the term of this Agreement. "Affiliate" means, with respect to the Company, each individual, corporation, trust, partnership, limited partnership, association, limited liability company, joint stock association or other legal entity which controls, is controlled by, or is under common control with the Company.

     (b) The Company shall obtain and pay for a Key Man Insurance Policy covering the death or disability of the Executive in such amount as mutually agreed upon by and between the Executive and the Company. However any such policy amount shall be sufficient to insure that the Company shall provide for any and all obligations to the Executive and/or his heirs under this agreement.

     8. Vacation & Holidays. Executive will be entitled to six (6) weeks (Thirty (30) working days) paid vacation per year, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. In addition, Executive will be entitled to eight National (8) Holidays and three (3) floating holidays per year.


                    Media & Entertainment.com, Inc.
                      Letter Employment Agreement
                              Page 2 of 5



     9. Supplemental Retirement Plan:

     (a) Company to provide supplemental retirement benefit to Executive equal to 50% of the highest year's base compensation plus bonus upon retirement for any reason after 4/1/2002. Company shall also continue to provide medical, dental, vision, disability and life insurance benefits as described in paragraph 5, all at no cost or expense to the Executive. All benefits to be payable and/or provided to Executive and then to spouse if she survives for their joint lives.

     (b) Base compensation and bonus to be amounts set forth above upon retirement during the five (5) year period ending September 30, 2006. Thereafter base and bonus to be determined using standard formulas as mutually agreed upon by the Executive and the Board (like average of top three years in last five years before retirement).

     (c) Company to use best efforts to fund the retirement obligation if no material adverse effect other than cash cost.

     (d) Company may credit against supplemental retirement benefit any social security benefits to which executive is entitled and any other retirement benefits earned while retained and/or employed by the company.

     10. Severance.

     (a) Termination without Cause: If Executive's relationship with the Company terminates other than for "Cause" (as hereinafter defined in paragraph 12(a)), and Executive signs and does not revoke a standard release of claims with the Company, then, subject to paragraph 14, Executive shall be entitled to receive continuing payments of severance pay at a rate equal to his Base compensation rate plus Bonus as described in Section 4, for a period equal to the full remaining balance of the then term, to be paid, in Executive's discretion, (i) periodically in accordance with the Company's normal practice or (ii) in a lump-sum within thirty (30) days of such termination. Company to pay excise taxes, if any, plus full gross-up to cover tax liability of Executive.

     (b) Termination for Cause. If Executive's relationship with the Company terminates for Cause by the Company, then Executive will only be eligible for Supplemental Retirement Plan (or the equivalent thereof) and any existing Stock Options..

          11. Change of Control Benefits. In the event of a "Change of Control" (as defined below) that occurs prior to the Executive's termination of service to the Company, any Stock Options not yet vested will have its vesting accelerated so as to become 100% vested.
Thereafter, the Option will continue to be subject to the terms, definitions and provisions of the Option Plan and Option Agreement.

          12. Definitions.

     (a) Cause: For purposes of this Agreement, "Cause" is defined as

          (i) willful and repeated failure to comply with the lawful directions of the Board,

          (ii) gross negligence or willful misconduct in the performance of executives duties to the Company,

          (iii) commission of any act of fraud against the Company or

          (iv) participation in a fraud against the Company which adversely affects the Company in a material way;

provided that the action or conduct described in clauses (i), (ii),
(iii) and/or (iv) above will constitute "Cause" only if determined in good faith by a 75% majority vote of the Board and such action or conduct continues after the Board has provided Executive with written notice thereof and a reasonable opportunity (to be not less than 90 days nor more than 180 days) to cure the same.

     (b) Without Cause: For purposes of this Agreement, "Termination without Cause" includes a termination of any or all positions and/or services by the Executive (resignation) for any of the following reasons or after the occurrence of any of the following events:

          (x) the voluntary temporary or permanent vacating by the Executive, of any or all of the Executive's current positions (Officer, Director, etc. as previously described in Paragraph 1) when, in the opinion of the Executive and the Board, it is in the best interests of the Company to do so. However, it is agreed that if such should occur, the Executive may continue to provide services to the Company on a Consulting basis

          (y) the assignment of any duties to Executive inconsistent with, or reflecting an adverse change in, Executive's position, duties, responsibilities or status with the Company, or the removal of Executive from, or failure to reelect Executive to, any of such positions; or

          (z) the relocation of the Company's principal executive offices, or relocating Executive's principal place of business,

     (c) Change of Control. For purposes of this Agreement, "Change of Control" of the Company is defined as:

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

          (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination
(but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or


                    Media & Entertainment.com, Inc.
                      Letter Employment Agreement
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          (iii) the date of the consummation of a merger or
consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

          (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

          13. Confidential Information. Executive agrees to enter into a standard Confidential Information and Invention Assignment Agreement ("Confidential Information Agreement") with the Company as and when requested to do so by the Company.

     14. Conditional Nature of Severance Payments.

     (a) Noncompete. Executive acknowledges that the nature of the Company's business is such that if Executive were to become retained, engaged, employed by, or substantially involved in, the business of a direct competitor of the Company during the twelve (12) months following the termination of the Executive's relationship with the Company, it would be very difficult for the Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth in
Section 10 shall be conditioned upon the Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that is in direct competition with Company. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease.

          15. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by the Executive personally, or by will or the laws of descent and distribution.

          16. Notices: All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

      If to the Company:

                    Media & Entertainment.com, Inc.
                    500 North Rainbow Boulevard
                    Suite 300
                    Las Vegas, NV 89107

      If to Executive:

                    at the last residential address known by the Company.


          17. Severability: In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

          18. Arbitration:

     (a) Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

     (b) The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.
The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Company and the Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          19. Integration: This Agreement, together with the Option Plan, Option Agreement and the Confidential Information Agreement if any, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.


                    Media & Entertainment.com, Inc.
                      Letter Employment Agreement
                              Page 4 of 5




          20. Time:  Time is of this essence of this agreement.

          21. Governing Law: This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

          22. Confidentiality of Terms: The Executive and the Company mutually agree not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding compensation, salary, bonuses, or stock purchase or option allocations to any person, including other employees and/or consultants of the Company; provided, however, that Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide individual legal, tax or accounting advice.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.


 For MEDIA and ENTERTAINMENT.COM, INC.        The EXECUTIVE,_________________


 By:___________________________________       _______________________________

 Name:________________________________

 Title:__________________________________     Date:__________________________

 Date:__________________________________























                     Media & Entertainment.com, Inc.
                       Letter Employment Agreement
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